Exhibit 99.2

NEWS RELEASE
For Immediate Release
Contact: John M. Roselli
Chief Financial Officer
(610) 729-3750

CSS INDUSTRIES, INC. ACQUIRES SIMPLICITY CREATIVE GROUP

PLYMOUTH MEETING, PA, November 3, 2017 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company within the seasonal, celebrations and craft markets, today announced that it has completed the acquisition of Simplicity Creative Group (“Simplicity”) from Wilton Brands LLC for $64 million in cash, subject to certain closing and post-closing adjustments.

Simplicity is a leading provider of home sewing patterns, decorative trims, knitting and crocheting tools, needle arts and kids’ crafts products under the Simplicity®, Wrights®, Boye®, Dimensions®, and Perler® brand names. Simplicity’s products are sold to mass-market retailers, specialty fabric and craft chains, wholesale distributors and online customers.

“A key component of our strategy is to strengthen and expand our portfolio in core markets through new product development and complementary acquisitions,” said Christopher J. Munyan, CSS President and Chief Executive Officer. “Simplicity’s pattern business is the perfect complement to our recently acquired McCall business, and the other product lines expand our reach into adjacent markets such as kids’ crafts and needle arts. Simplicity has built a strong portfolio of well-established brands in the craft industry, and we welcome their talented team to CSS.”

Strategic Rationale

The Company expects the acquisition of Simplicity to provide a number of strategic benefits including: 1) establishing CSS as the leader in home sewing patterns; 2) expanding the Company’s Offray® brand ribbon and trim assortment with the addition of Wrights® trims, tapes and braids; 3) adding a complementary portfolio of established core crafts brands including Boye®, Perler® and American Girl Crafts®; 4) increasing the Company’s presence in the large and growing kids’ crafts market; 5) providing synergies in the areas of product development, licensing, manufacturing, distribution, information technology and online marketing; and 6) extending Simplicity’s reach by leveraging the Company’s more expansive customer base.

Financial Highlights

Simplicity generated sales and EBITDA of approximately $90 million and $10 million, respectively, over the past twelve months. The Company expects to achieve annualized synergies of $4 to $5 million by the third fiscal year after closing. The Company financed the transaction primarily with borrowings from its existing credit facility.

The Company was advised by D.A. Davidson & Co. on this transaction.

The Company plans to discuss the transaction in more detail during its second quarter earnings conference call scheduled for November 8 at 8:30 a.m. The conference call details can be found in a press release issued earlier or on the Company’s website at www.cssindustries.com.

About CSS Industries, Inc.

CSS is a consumer products company within the seasonal, celebrations and craft markets that is primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal, celebrations and craft products, principally to mass market retailers. These products include craft ribbon and buttons, packaging ribbon and bows, sewing patterns, classroom exchange Valentines, infant products, journals, fashion buttons, boxed greeting cards, gift tags, gift card holders, gift bags, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, stationery, and other items that commemorate life’s celebrations.

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements reflecting strategic benefits that the Company expects realize from the Simplicity acquisition and the expected timing and amount of annualized synergies that the Company expects to achieve in connection with such acquisition. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, risks associated with the Simplicity acquisition, including the risk that the Company may not realize the strategic benefits that are currently expected and the risk that expected annualized synergies will not be realized in the amounts currently expected, or at all, and that any such synergies may not be realized within the timeframe currently expected; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber- attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions in general, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits and synergies from acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.